Exhibit 10.4

Gopher Protocol Inc.

2500 Broadway, Suite F-125

Santa Monica, CA 90404

June 29, 2017

Via Electronic Mail

Danny Rittman

Re:        Payment Terms

Dear Mr. Rittman:

Reference is hereby made to that certain Amended and Restated Territorial License Agreement and between Gopher Protocol Inc. (“Gopher”) and Hermes Roll LLC, a company that was to be formed and owned by you, dated June 16, 2015 (the “Agreement”). The parties acknowledge that Hermes Roll LLC was never formed. The Agreement requires that Gopher pay you 2% of actual revenues generated during the three-year period commencing upon generation of revenue (the “Royalty”).To date, the parties acknowledge that you have received cash disbursements of $144,000 during the year ended December 31, 2016 and $56,000 from January 1, 2017 through the date hereof under your Amended and Restated Employment Agreement (“Employment Agreement”) dated January 1, 2016 (collectively, the “Historical Disbursements” and together with any future cash disbursements, the “Disbursements”) – said payments were done under the the Employment Agreement and No payment was done under the Agreement as Royalty.

By signing below, you hereby agree that you will make a payment in full equal to the amount of the Disbursements (past Disbursements as well as future) no later than December 31, 2019 – and as such no payments were done under the Employment Agreement and all such Disbursements to be consider as draws including future payments. In addition, in the event the Royalty is paid by Gopher to you, Gopher shall be entitled to reduce such Royalty amount by an amount equal to the Disbursements. Gopher will capitalize (e.g. treat you as a Debtor) all Disbursements against Future Royalty commitment.

Gopher requests that you sign below agreeing and acknowledging to the terms set forth herein.

Sincerely,

Gopher Protocol Inc.

By: /s/ Michael D. Murray
Name: Michael D. Murray
Title: CEO

AGREED AND ACKNOWLEGED:

/s/ Danny Rittman

Danny Rittman